Exhibit 107

Calculation of Filing Fee Tables

Form S-3

(Form Type)

John Marshall Bancorp, Inc.

(Exact Name of Registrant as Specified in its Charter)

Table 1: Newly Registered and Carry Forward Securities

	Security Type	Security Class Title	Fee Calculation or Carry Forward Rule	Amount Registered (1)	Proposed Maximum Offering Price Per Unit (2)	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee (3)	Carry Forward Form Type	Carry Forward File Number	Carry Forward Initial effective date	Filing Fee Previously Paid In Connection with Unsold Securities to be Carried Forward
Newly Registered Securities
Fees to be Paid	Equity	Common stock, par value $0.01 per share	457(o)
	Equity	Preferred stock, par value $0.01 per share	457(o)
	Equity	Depositary shares	457(o)
	Debt	Debt securities	457(o)
	Other	Warrants	457(o)
	Other	Purchase contracts	457(o)
	Other	Rights	457(o)
	Other	Units	457(o)
	Unallocated (Universal) Shelf	(1)	457(o)			$80,000,000	0.00015310	$12,248.00
Fees Previously Paid	—	—	—	—	—	—		—

Carry Forward Securities
Carry Forward Securities	—	—	—	—	—		—	—	—	—
	Total Offering Amounts				$80,000,000	$12,248.00
	Total Fees Previously Paid					—
	Total Fee Offsets					—

Net Fee Due	$12,248.00

(1)

The amount to be registered consists of up to $80,000,000 of an indeterminate amount of each security class listed in Table 1 as may from time to time be issued at indeterminate prices. Any securities registered hereunder may be sold separately or as units with the other securities registered hereunder. The securities being registered also include an indeterminate number of shares of common stock, shares of preferred stock, and amount of debt securities as shall be issuable upon conversion, exchange or exercise of any securities that provide for such issuance. Pursuant to Rule 416 under the Securities Act of 1933, as amended (the “Securities Act”), the securities being registered include such indeterminate number of securities as may be issuable with respect to the securities being registered as a result of stock splits, stock dividends or similar transactions. Separate consideration may or may not be received for securities that are issuable on exercise, conversion or exchange of other securities or that are issued in units.

(2)

The proposed maximum offering price per security will be determined from time to time by the registrant in connection with, and at the time of, the issuance of the securities and is not specified as to each class of security pursuant to Item 16(b) of Form S-3.

(3)	Calculated pursuant to Rule 457(o) under the Securities Act based on the proposed maximum aggregate offering price of all securities listed.